Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made as of May 14, 2024 (the “Effective Date”), by and between Medshine Discovery Inc. (“Medshine”), a corporation duly organized and existing under the laws of the People’s Republic of China and Erasca, Inc. (“Erasca”), a corporation organized and existing under the laws of the State of Delaware, USA. Medshine and Erasca are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

Recitals

Whereas, Medshine Controls certain pan-KRAS inhibitor compounds, including a compound designated as [***];

Whereas, Erasca is a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers; and

Whereas, Erasca wishes to obtain an exclusive license from Medshine to research, develop, manufacture and commercialize certain pan-KRAS inhibitor compounds worldwide, and Medshine is willing to grant such a license to Erasca, all in accordance with the terms and conditions set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized shall have the meanings set forth below:

1.1
“Accounting Standards” means with respect to Erasca and its Affiliates, U.S. generally accepted accounting principles, consistently applied, and, with respect to Sublicensees, internationally recognized accounting principles (e.g., IFRS or GAAP), consistently applied.

1.2
“Active Ingredient” means any therapeutically active compound or ingredient that provides pharmacological activity to treat, ameliorate or prevent a disease or condition in a pharmaceutical product (excluding formulation components such as drug delivery vehicles or devices, coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).
1.3
“Affiliate” with respect to a particular Party or Person, any other Person that controls, is controlled by or is under common control with such Party or Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.
1.4
“Applicable Law” means all laws, statutes, ordinances, regulations, guidances, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the activities contemplated by this Agreement, including Anti-Corruption Laws, Proper Conduct Practices, FFDCA, DAL, the Human Genetic Resources Regulations, the Provisions for Drug Registration of the NMPA, all applicable data protection and privacy laws, rules and regulations, including GDPR, HIPAA, the Data Security Law of the P.R.C, and the Personal Information Protection Law of the P.R.C., GCP, GLP and GMP, as applicable.
1.5
“Anti-Corruption Laws” means laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including, the U.S. Foreign Corrupt Practices Act and similar laws governing corruption and bribery, whether public, commercial or both, to the extent applicable.
1.6
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California, U.S.A. or Beijing, China are authorized or obligated to close. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
1.7
“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided that (a) the first Calendar Quarter shall begin on the Effective Date and end on June 30, 2024; and (b) the last Calendar Quarter of the Term shall end upon the effective date of expiration or termination of this Agreement.
1.8
“Calendar Year” means (a) for the first Calendar Year of the Term, the period beginning on the Effective Date and ending on December 31, 2024, (b) for each Calendar Year of the Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last Calendar Year of the Term, the period beginning on January 1 of the year in which the Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.
1.9
“cGMP” means all applicable current Good Manufacturing Practices, including, as applicable, the principles detailed in China Good Manufacturing Practices for Pharmaceutical

Products (2010 Revision) (as amended) (“China cGMP”), the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820 (“US cGMP”), and the European Directive 2003/94/EC and Eudralex 4, including the principles detailed in the International Conference on Harmonization (“ICH”) Q7 guidelines (“EU cGMP”), and the equivalent in any additional relevant country or jurisdiction, each as may be amended and applicable from time to time.
1.10
“Change of Control” means, with respect to a Party, (a) a merger, reorganization, consolidation or other transaction involving such Party and any entity that is not an Affiliate of such Party as of the Effective Date, which results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or other transaction, (b) any entity that is not an Affiliate of such Party as of the Effective Date becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party or otherwise acquiring the power (whether through ownership interest, contractual right or otherwise) to direct or cause the direction of the management or policies of such Party; (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets; or (d) entry into such other arrangement or agreement whereby a Third Party (or a group of Third Parties acting in concert) obtains the right to control the board of directors or equivalent governing body that has the ability to cause the direction of the management, policies or affairs of such Party.
1.11
“Clinical Trial” means any clinical trial for a compound or product in humans, including any post-approval clinical trial in humans.
1.12
“Commercialization” means all activities directed to pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, import, export, distribution, use, prescription or administration of the Product, including strategic marketing, sales force detailing, advertising, all customer support, Product distribution and invoicing and sales activities, including interacting with Governmental Authorities regarding any of the foregoing but excluding activities directed to Manufacture or Development. “Commercialize” and “Commercializing” have correlative meanings.
1.13
“Commercially Reasonable Efforts” means [***].
1.14
“Compound” means (a) [***], (b) any and all other molecular entities that are Covered by a Valid Claim in the Licensed Patents, and (c) any molecular entities (whether or not Covered by a Valid Claim in the Licensed Patents) set forth on Exhibit 1.14 as of the Effective Date, or subsequently added to Exhibit 1.14 after the Effective Date by Erasca by delivering written notice of such addition to Medshine. For clarity, there may be overlap between the molecular entities included in clause (b) and those included in clause (c).
1.15
“Confidential Information” of a Party means all Know-How, unpublished Patent applications and other information and data of a financial, commercial, business, scientific or technical nature of such Party that is disclosed by or on behalf of such Party or any of its Affiliates or sublicensees or otherwise made available to the other Party or any of its Affiliates or sublicensees, whether made available orally, in writing or in electronic form. During the Term, (a) other than with respect to data derived from reference compounds, all Licensed Know-How transferred to Erasca under this Agreement shall be deemed the Confidential Information of Erasca, and (b) the Licensed Patents and all information concerning their prosecution, maintenance and enforcement shall be deemed the Confidential Information of Erasca, provided that in each case of (a) and (b), such information shall become Medshine’s Confidential Information upon the termination of this Agreement. The terms of this Agreement are the Confidential Information of both Parties.
1.16
“Control” or “Controlled” means, with respect to any Know-How, Patents or other Intellectual Property Rights, that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such Know-How, Patents or other Intellectual Property Rights and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other legally enforceable arrangement with any Third Party. Notwithstanding the foregoing, none of or any of its Affiliates shall be deemed to Control any Know-How, Patents or other Intellectual Property Rights as a result of engaging in ordinary course fee for service arrangements with a Third Party where such Third Party owns or controls or will have the right to own or control such Know-How, Patents or Intellectual Property Rights pursuant to the applicable terms of the agreement with such Third Party.
1.17
“Cover”, “Covering” or “Covered” means, with respect to a product, composition, technology, process or method and a Valid Claim of a Patent, that, in the absence of ownership of or a license granted under such Patent, the development, manufacture, or commercialization of such product or composition (including any component thereof) or the practice of such technology, process or method would infringe such Valid Claim (or, in the case of a Valid Claim in a patent application that has not yet issued, would infringe such Valid Claim if it were to issue).
1.18
“DAL” means the Drug Administration Law of the People’s Republic of China, Implementing Rules of the Drug Administration Law of the People’s Republic of China, as the same may be amended from time to time.
1.19
[***]
1.20
“Development” or “Develop” means all activities that relate to the development of any Compound or Product, including (a) creating a new Compound or Product, preclinical studies and Clinical Trials, research, toxicology testing, statistical analysis, publication and presentation of study results with respect to a product, (b) the reporting, preparation and submission, review, and development of data or information for the purpose of submission to a Governmental Authority to obtain authorization to conduct Clinical Trials and to obtain, support, maintain or expand Regulatory Approval for a product, and (c) interacting with Regulatory Authorities before and following receipt of Regulatory Approval in the applicable country or jurisdiction for such product regarding the foregoing, including all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval, but expressly excluding activities directed to Manufacture or Commercialization. Development includes any Clinical Trials to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved formulation or indication (such as post-marketing studies, observational studies, implementation and management of registries and analysis thereof, in each case, if required by any Regulatory Authority to support or maintain Regulatory Approval for a pharmaceutical or biologic product in such country) and development and regulatory activities for additional forms, formulations, or indications for a product after receipt of Regulatory Approval for such product (including label expansion). Further, Development includes importing or exporting (including having imported or having exported) products for purposes of development. “Developing” and “Developed” will be construed accordingly.
1.21
“Dollars” or “$” means U.S. dollars, the lawful currency of the U.S.
1.22
“EMA” means the European Medicines Agency or any successor entity.
1.23
“Executive Officer” means the Chief Executive Officer of Erasca or his/her designee and the Chief Executive Officer of Medshine or his/her designee.
1.24
“FDA” means the U.S. Food and Drug Administration or any successor entity.
1.25
“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time.
1.26
“Field” means any and all fields of use.
1.27
“First Commercial Sale” means, with respect to any Product in any country or jurisdiction, the first sale of such Product by Erasca, its Affiliates, or Sublicensees to a Third Party for sale, use or consumption in such country or jurisdiction after the Regulatory Approval has been obtained for such Product in such country or jurisdiction. For clarity, First Commercial Sale shall not include any sale or transfer of the Product prior to receipt of Regulatory Approval, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales” or any transfers of a Product to Third Parties for the performance of Clinical Trials prior to receipt of Regulatory Approval for such Product.
1.28
“GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the ICH Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products, (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) 21 C.F.R. Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Law, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.29
“Generic Product” means in a particular country with respect to a Product, any drug product that: (a) contains the same Active Ingredient as the Product; (b) is marketed or sold by a Third Party that has not acted on behalf of or in concert with Erasca or any of its Affiliates or Sublicensees or acquired such product in a chain of distribution that included Erasca or any of its Affiliates or Sublicensee (including obtained the rights to market or sell such product as a Sublicensee or distributor of Erasca or any of its Affiliates or Sublicensees); and (c) is approved for use in such country pursuant to an abbreviated regulatory approval process governing approval of drug products based on the then-current standards for Regulatory Approval in such country and where such Regulatory Approval was based on data generated by Erasca (or its Affiliate or Sublicensee) included in any Regulatory Materials for Regulatory Approval in a particular country with respect to the Product.
1.30
“GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration as defined in 21 C.F.R. Part 58, or the equivalent Applicable Law in each applicable country or jurisdiction, each as may be amended and applicable from time to time.
1.31
“Governmental Authority” means any court, tribunal, arbitrator, agency, ministry, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, region, state or local authority or any political subdivision thereof, or any association of countries.
1.32
“Government Official” means (a) any official or employee of any Governmental Authority, or any department, agency, or instrumentality thereof (including commercial entities owned or controlled, directly or indirectly, by a Governmental Authority), (b) any political party or official thereof, or any candidate for political office, in any country, territory or jurisdiction, or (c) any official or employee of any public international organization, or any family member of any of the foregoing individuals identified in the foregoing clauses (a), (b) and (c).
1.33
“HRAS” means the protein encoded by the HRAS gene.
1.34
“IND” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in any jurisdiction in conformance with the requirements of such Regulatory Authority.
1.35
“Initiation” means, with respect to a Clinical Trial of a Product, the first dosing of the first human patient for such Clinical Trial. “Initiate” has a correlative meaning.
1.36
“Intellectual Property Rights” means Patents, design rights, copyrights, trademarks, services marks, trade secret rights, or other rights in Know-How, database rights, and all other intellectual property rights or similar proprietary rights of whatever nature, whether registered or not, and including applications to register or rights to apply for registration or renewals or extensions of, and rights to claim priority from, which may now or in the future subsist anywhere in the world.
1.37
“Know-How” means any proprietary commercial, scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, procedures, methods, techniques, specifications, formulations, formulae, knowledge, know-how, instructions, skill, experience, designs, drawings, assembly procedures, computer programs, records, improvements, modifications, techniques, assays, physical, chemical or biological materials, designs, protocols, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, manufacturing process and development information, results and data, regulatory data, study designs, and protocols, dosage regimens, control assays, assay standards and references, cells, cell lines, animal models, product specifications, marketing, pricing and distribution costs, inventions, processes, methods, utilities, formulations, compositions of matter, molecular entities, compounds, articles of manufacture, creations, discoveries, findings, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how, and trade secrets (in each case, whether or not patentable, copyrightable, or otherwise protectable), and any physical embodiments of any of the foregoing.
1.38
“KRAS” means human protein isoforms KRAS-4A and KRAS-4B and all KRAS mutants, including KRAS G12A, G12C, G12D, G12V, G12R, G13D and Q61H.
1.39
“KRAS PROTAC” means a heterobifunctional molecule capable of degrading KRAS through the ubiquitin-proteasome system.
1.40
“Licensed Compound” means (a) [***] and (b) any and all other molecular entities that are Covered by a Valid Claim in the Licensed Patents.
1.41
“Licensed IP” means Licensed Know-How and Licensed Patents.
1.42
“Licensed Know-How” means all Know-How Controlled by Medshine or its Affiliates as of the Effective Date that have been generated specifically with respect to a Licensed Compound or a Licensed Product, as listed on Exhibit 3.3(a) as of the Effective Date, or subsequently added to Exhibit 3.3(a) in accordance with this Agreement.
1.43
“Licensed Patents” means (a) all patent applications set forth in Exhibit 1.43 as of the Effective Date or subsequently added to Exhibit 1.43 in accordance with this Agreement; (b) all Patents claiming priority to a patent application in clause (a) or to which a Patent in clause (a) claims priority; (c) all Patents that have issued or in the future issue from any of the foregoing patent applications in clauses (a) and (b); and (d) any foreign counterparts of the Patents referenced in clause (a), (b) or (c).
1.44
“Licensed Product” means any pharmaceutical preparation or product comprising, incorporating or containing a Licensed Compound as an Active Ingredient, alone or in combination with other Active Ingredients, in any and all forms, presentations, dosages, strengths, and formulations.
1.45
“Major European Market Country” means [***]
1.46
“Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, stability testing, inventory control and management, storing and transporting the Compound and/or the Product, but excluding activities directed to Development or Commercialization.
1.47
“Medshine IP” means Licensed IP and Other Medshine Patents.
1.48
“Meeting Hours” means meeting duration hours spent by Medshine’s or its Affiliates’ employees in direct interaction with Erasca’s employees in face-to-face meetings or teleconferences to answer questions and provide clarification and technical assistance pursuant to Section 3.3(c), independent of the number of Medshine’s or its Affiliates’ employees attending the meeting or participating in the phone conference. For the avoidance of doubt, Meeting Hours do not include hours spent by Medshine’s or its Affiliates’ employees to prepare for the meetings or phone conferences and do not include time spent on electronic communications. For example, if three (3) employees of Medshine or its Affiliates participate in a five (5) hour teleconference with employees of Erasca such teleconference shall constitute a total of five (5) Meeting Hours. Meeting Hours do not include hours spent by Medshine’s or its Affiliates’ employees fulfilling obligations pursuant to any section of this Agreement other than Section 3.3(c).
1.49
“Molecular Glue” means a compound that stabilizes one or multiple protein-protein interactions between KRAS and another protein, forming a complex that disrupts KRAS’s ability to bind to its effector proteins.
1.50
“NDA” means a New Drug Application, as defined in the FFDCA, submitted to the FDA in the U.S. in accordance with the FFDCA or similar or equivalent application or submission filed with or submitted to a Regulatory Authority in other jurisdictions in conformance with the requirements of such Regulatory Authority.
1.51
“Net Sales” means, with respect to any of the Product in the Territory, the gross amount invoiced for sale or other disposition of such Product by or for the benefit of Erasca or its Affiliates or Sublicensees (for clarity, excluding distributors and wholesalers) (each a “Selling Party”) to Third Parties (including distributors and wholesalers) in bona fide arm’s length basis, less the following deductions (in each case, to the extent actually allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to Selling Parties in connection with such applicable Product):

[***]

In the event that a Selling Party receives non-cash consideration for any Products, Net Sales will be calculated based on the fair market value of such consideration, assuming an arm’s length transaction made in the ordinary course of business. Net Sales shall not be imputed to transfers of the Product without consideration or for nominal consideration for use in any Clinical Trial, or for any bona fide charitable, compassionate use or indigent patient program purpose or as a sample in reasonable quantities. For the avoidance of doubt, in the case of any transfer of any Product between or among Erasca and its Affiliates or Sublicensees for resale, Net Sales shall be determined based on the resale made by Erasca or such Affiliate or Sublicensee to a Third Party. Calculations of Net Sales will be consistent between periods and such amounts will be determined from the books and records of the Selling Party, and will be calculated in accordance with the Accounting Standard of the applicable Selling Party.

If a Product is sold in combination with another Active Ingredient that is not a Compound (such Product, a “Combination Product”), then Net Sales, on a country-by-country basis, for the purposes of determining royalty payments on the combination, shall be calculated using one of the following alternative methods:

(1) by multiplying the Net Sales of the combination by the fraction A/(A+B), where A is the average gross invoiced price, during the previous Calendar Quarter, of the Product that contains the Compound as its sole Active Ingredient when sold separately, and B is the gross invoiced price, during previous Calendar Quarter, of the other Active Ingredients sold separately;

(2) if no such separate sales are made of the Product that contains the Compound as its sole Active Ingredient or any of the other Active Ingredients in such combination during the royalty paying period in question, Net Sales, for the purposes of determining royalty payments on the combination, shall be calculated using the above formula (i.e., A/(A+B)) where A is the commercial value as reasonably estimated by the Parties in good faith, of the Product that contains the Compound as its sole Active Ingredient and B is the commercial value, as reasonably determined by the Parties in good faith, of the other Active Ingredients sold separately; or

(3) in the event that a particular Combination Product is not addressed by the foregoing, then the royalty rate for such Combination Product shall be determined by Erasca and Medshine in good faith, taking into account the relative fair market value contribution of the Compound and the other Active Ingredient.

1.52
“NMPA” means National Medicine Products Administration of China (formerly known as the China Food and Drug Administration), or any successor agency(ies) or authority having substantially the same function.
1.53
“NRAS” means the protein encoded by the NRAS gene.
1.54
“Other Medshine Patents” means any Patent that Medshine or its Affiliates Controls as of the Effective Date or during the Term with a Valid Claim that Covers compositions comprising a Licensed Compound, and that is not otherwise included in the Licensed Patents.
1.55
“Pan-KRAS Compound” means any small molecular entity that binds to and inhibits two or more KRAS proteins and is selective for KRAS over HRAS/NRAS. For clarity, [***].
1.56
“Patents” means all national, regional and international patents and patent applications, including provisional and non-provisional applications, priority applications, patent cooperation treaty (PCT) applications, divisions, continuations, continuations-in-part, additions, re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, any confirmation patent or registration patent or patent of addition based on any such patent, any inventor’s certificates, and supplementary protection certificates and equivalents to any of the foregoing.

1.57
“Patent Term Extension” means any patent term extension under 35 U.S.C. §156 or any non-U.S. counterpart or equivalent of the foregoing, including supplementary protection certificates and any other extensions that are available as of the Effective Date or become available during the Term.
1.58
“Person” shall mean any person, corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity not specifically listed herein.
1.59
“Phase 1 Clinical Trial” means a Clinical Trial of a product in any country, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, that would satisfy the requirements of 21 C.F.R. 312.21(a) in the United States or other comparable regulation imposed by a Regulatory Authority in a country other than the United States, but excluding so-called “phase 0 trials” conducted using small doses in fewer than twenty (20) people.
1.60
“Phase 2 Clinical Trial” means a Clinical Trial of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(b) in the United States or other comparable regulation imposed by a Regulatory Authority in a country other than the United States.
1.61
“Phase 3 Clinical Trial” means a Clinical Trial of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(c) in the United States or other comparable regulation imposed by a Regulatory Authority in a country other than the United States.
1.62
“Pivotal Trial” means a Clinical Trial of a Product in any country, that is (a) agreed and designated by the Regulatory Authority to be a pivotal trial or registrational trial sufficient to form the basis for submitting an application for Regulatory Approval of such Product, based on guidance or discussions with such Regulatory Authority; or (b) subsequently determined to be the basis for submitting an application for Regulatory Approval of such Product.
1.63
“PMDA” means the Pharmaceuticals and Medical Devices Agency or any successor entity.
1.64
“Product” means any pharmaceutical preparation or product comprising, incorporating or containing a Compound as an Active Ingredient, alone or in combination with other Active Ingredients, in any and all forms, presentations, dosages, strengths, and formulations.
1.65
“Proper Conduct Practices” means, in relation to any Person, such Person and each of its Representatives, not, directly or indirectly, (i) making, offering, authorizing, providing or paying anything of value in any form, whether in money, property, services or otherwise to any Government Official or Governmental Authority, or other Person charged with similar public or quasi-public duties, or to any customer, supplier, or any other Person, or to any employee thereof, or failing to disclose fully any such payments in violation of the laws of any relevant jurisdiction to (a) obtain favorable treatment in obtaining or retaining business for it or any of its Affiliates, (b) pay for favorable treatment for business secured, (c) obtain special concessions or for special concessions already obtained, for or in respect of it or any of its Affiliates, in each case which would have been in violation of any Applicable Law, (d) influence an act or decision of the recipient (including a decision not to act) in connection with the Person’s or its Affiliate’s business, (e) induce the recipient to use his or her influence to affect any government act or decision in connection with the Person’s or its Affiliate’s business or (f) induce the recipient to violate his or her duty of loyalty to his or her organization, or as a reward for having done so; (ii) engaging in any transactions, establishing or maintaining any fund or assets in which it or any of its Affiliates shall have proprietary rights that have not been recorded in the books and records of it or any of its Affiliates; (iii) making any unlawful payment to any agent, employee, officer or director of any Person with which it or any of its Affiliates does business for the purpose of influencing such agent, employee, officer or director to do business with it or any of its Affiliates; (iv) violating any provision of applicable Anti-Corruption Laws; (v) making any payment in the nature of bribery, fraud, or any other unlawful payment under the Applicable Law of any jurisdiction where it or any of its Affiliates conducts business or is registered; or (vi) if such Person or any of its Representatives is a Government Official or Governmental Authority, improperly using his, her or its position as a Government Official or Governmental Authority to influence the award of business or regulatory approvals to or for the benefit of such Person, its Representatives or any of their business operations, or failing to recuse himself, herself or itself from any participation as a Government Official or Governmental Authority in decisions relating to such Person, its Representatives or any of their business operations.
1.66
“Regulatory Approval” means any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary for the Commercialization of a Product in any country, region or territory, including, to the extent necessary for the Commercialization of a Product, Reimbursement Approval in any applicable jurisdiction.
1.67
“Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for a Product, including the FDA, PMDA, EMA, NMPA, and any corresponding national or regional regulatory authorities.
1.68
“Regulatory Exclusivity” means, with respect to any country, territory or region, any exclusive marketing rights or data exclusivity rights (other than Patents) conferred by any Governmental Authority with respect to a Product, including orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, pediatric exclusivity, and rights similar thereto.
1.69
“Regulatory Materials” means any regulatory application, submission, notification, communication, correspondence, registration, approval and other filings made to, received from or otherwise conducted with a Regulatory Authority regarding a Product, including any IND, New Drug Application (and equivalents) and Regulatory Approval.
1.70
“Reimbursement Approval” means any approval, agreement, determination, or other decision by the applicable Governmental Authority in a given country or other regulatory jurisdiction that establishes prices charged to end-users for a given pharmaceutical product at which such pharmaceutical product will be reimbursed by the applicable Governmental Authorities in such country or regulatory jurisdiction.
1.71
“Representatives” means, as to any Person, such Person’s Affiliates and its and their successors, directors, officers and employees.

1.72
“Sublicensee” means a Third Party to whom Erasca or any of its Affiliates or any Sublicensee, directly or indirectly, grants a sublicense (or any option or similar right to negotiate for or receive such sublicense) of Erasca’s rights to Develop, Manufacture and/or Commercialize the Compound or Product in the Field in the Territory under the Licensed IP, but excluding all subcontractors (such as, for example, contract research organizations, contract manufacturers and service providers) on a fee-for-service basis whether or not granted a sublicense to Develop or Manufacture the Compound or the Product, provided that such subcontractors shall not pay Erasca or any of its Affiliates or any Sublicensee any consideration in any form to Develop or Manufacture the Compound or the Product.
1.73
“Tax” means any form of tax or taxation, levy, duty, charge, contribution, or withholding in the nature of a tax (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a Tax Authority.
1.74
“Tax Authority” means any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world, authorized to levy Tax.
1.75
“Territory” means the entire world.
1.76
“Third Party” means a Person other than Medshine, Erasca and the Affiliates of either of them.
1.77
“Third Party Transaction Payments” means any and all consideration in any form Erasca actually receives from Sublicensees in consideration of rights granted under the Licensed IP or from a counterparty to a Triggering Transaction, in either case, between [***]. For clarity, Third Party Transaction Payments shall not include any amounts received in consideration of a Change of Control of Erasca that is not a Triggering Transaction, or for the purchase of Erasca’s equity to the extent not exceeding its fair market value.
1.78
“Triggering Transaction” means a transaction pursuant to which Erasca sells its assets relating to a Compound or Product (including through a sale of the Compound or Product as a spinoff of assets) to a Third Party, including, for clarity, through a Change of Control of Erasca, provided that at the time of such Change of Control of Erasca the only assets owned or controlled by Erasca relate solely to a Compound or Product and no other compound or product.
1.79
“U.S.” or “United States” means the United States of America, including all possession and territories thereof.
1.80
“Valid Claim” means (a) any claim of an issued and unexpired Patent within the Licensed Patents (as may be extended through supplementary protection certificate, patent term adjustment or Patent Term Extension), which claim (i) has not been revoked, held invalid or unenforceable by a patent office, court or other Governmental Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and (ii) has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) any claim of a pending Patent application within the Licensed Patents, which claim has not been pending for more than [***] from its earliest U.S. or foreign priority date.

1.81
[***]
Article 2

LICENSES
2.1
License Grant to Erasca.
(a)
Subject to the terms and conditions of this Agreement, Medshine hereby grants to Erasca an exclusive (even as to Medshine and its Affiliates), royalty-bearing license, with the right to grant sublicenses through multiple tiers in accordance with Section 2.2, under the Licensed IP to Develop, Manufacture and Commercialize the Licensed Compound and the Licensed Product in the Field in the Territory.
(b)
Subject to the terms and conditions of this Agreement, Medshine further grants Erasca the non-exclusive, royalty-free license, with the right to grant sublicenses through multiple tiers in accordance with Section 2.2, under the Other Medshine Patents (if any) to Develop, Manufacture and Commercialize the Licensed Compound and the Licensed Product in the Field in the Territory.
2.2
Right to Sublicense. Each sublicense under the Medshine IP shall be granted under a written agreement that is consistent with the terms and conditions of this Agreement and that (a) requires each such Sublicensee to comply with the terms and conditions of this Agreement that are applicable to such sublicense and (b) requires any further Sublicensees to comply with the terms and conditions of this Agreement that are applicable to such sublicense. Erasca shall remain directly responsible for all of its obligations under this Agreement that have been delegated or sublicensed to any Sublicensees. Erasca will provide Medshine with a true and complete copy of each sublicense to any Third Party within [***] after execution thereof, subject to the right to redact any confidential or proprietary information contained therein that is not necessary to determine the scope of the rights granted under such sublicense or compliance with the terms of this Agreement.
2.3
Reserved Rights. Notwithstanding the licenses granted to Erasca hereunder, Medshine retains the right under the Licensed IP to perform any of its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, Medshine does not and shall not be obligated to grant any licenses or other rights to Erasca with respect to other component (including other Active Ingredient) contained in any Combination Product that is not a Licensed Compound.
2.4
No Implied Licenses. Except as expressly set forth herein, no license or other right or interest under any Know-How, Patent or other Intellectual Property Rights of either Party is granted (by implication or otherwise) to the other Party under this Agreement. For clarity, the transfer of Licensed Know-How under this Agreement shall constitute a transfer of possession together with a limited license to use such Licensed Know-How as contemplated under this Agreement and shall not constitute a transfer in title in and to such Licensed Know-How other than the materials transferred in accordance with Section 3.3(b).
2.5
Non-Compete.

(a)
Except pursuant to this Agreement, none of Medshine, [***], or Medshine’s other Affiliates shall: (i) Develop or grant rights to or assist any Third Party with Developing; (ii) Commercialize or grant rights to or assist any Third Party with Commercializing, or (iii) other than with respect to Abandoned Patent Rights, file any Patent, in each case of (i), (ii), or (iii), with respect to any Pan-KRAS Compound owned or controlled by Medshine, [***], or such Affiliate, as the case may be (the “Medshine Competing Program”) from the Effective Date until the third anniversary of the Effective Date (the “Exclusivity Period”). Notwithstanding the foregoing, the foregoing restrictions shall not prevent Medshine or [***] or other Affiliates of Medshine from engaging in ordinary course fee for service arrangements with a Third Party regarding Development of Pan-KRAS Compounds where such Third Party owns or controls or will have the right to own or control the Intellectual Property Rights that Cover such compounds pursuant to the applicable terms of the agreement with such Third Party. For clarity, the foregoing restrictions shall not prevent Medshine or [***] or other Affiliates of Medshine from engaging in ordinary course fee for service arrangements or collaborations with a Third Party regarding Development of any [***]. To the extent any of the foregoing restrictions are not permissible under Applicable Law in a given country, such restriction shall not apply only in such country (and, if possible, shall be as necessary to conform to Applicable Law in such country in a manner intended to achieve the original intent of the Parties).
(b)
None of Erasca or any of its Affiliates shall (i) Develop or grant rights to or assist any Third Party with Developing; or (ii) Commercialize or grant rights to or assist any Third Party with Commercializing; in each case of (i) or (ii), with respect to any Pan-KRAS Compound Controlled by Erasca or any of its Affiliates, that is not a Compound, during the Exclusivity Period. For clarity, the foregoing restrictions shall not prevent Erasca or any of its Affiliates from engaging in the Development or Commercialization of any [***]. To the extent any of the foregoing restrictions are not permissible under Applicable Law in a given country, such restriction shall not apply only in such country (and, if possible, shall be modified as necessary to conform to Applicable Law in such country in a manner intended to achieve the original intent of the Parties).
(c)
Notwithstanding Section 2.5(a), if a Third Party becomes an Affiliate of Medshine during the Exclusivity Period through merger, acquisition, consolidation or other similar transaction and such new Affiliate, as of the date of consummation of such transaction, is engaged in the conduct of a Medshine Competing Program, then such new Affiliate shall:
(i)
have the right to continue conducting such Medshine Competing Program and such continuation shall not constitute a breach by such Affiliate of its exclusivity obligation set forth in Section 2.5(a), provided that such new Affiliate conducts such Medshine Competing Program independently of the activities under this Agreement and does not use any Licensed IP or Erasca’s Confidential Information in the conduct of such Medshine Competing Program and establishes reasonable confidentiality walls and procedures to ensure the foregoing restrictions.
(ii)
within [***] from the closing date of such transaction, wind down or divest such Medshine Competing Program, and such new Affiliate’s conduct of such Medshine Competing Program during such [***] period shall not constitute a breach by Medshine of its exclusivity obligations set forth in Section 2.5(a) or Section 2.5(b).

2.6
Section 365(n) of the Bankruptcy Code. All licenses granted by either Party to the other Party under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code. Each Party, as licensee, may fully exercise all of its rights and elections under any applicable Bankruptcy Code. The Parties further agree that, if a Party elects to retain its rights as a licensee under any applicable Bankruptcy Code, such Party shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to such licensee Party not later than: (a) the commencement of bankruptcy proceedings against the licensor Party, upon written request, unless the licensor Party elects to perform its obligations under this Agreement, or (b) if not delivered under clause (a), upon the rejection of this Agreement by or on behalf of the licensor Party, upon written request. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code. As used herein, “Bankruptcy Code” means the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets.
Article 3

TECHNOLOGY TRANSFER, DEVELOPMENT AND COMMERCIALIZATION
3.1
General. Subject to the terms and conditions of this Agreement (including Section 3.2 and Section 9.2), Erasca shall be solely responsible for the Development, Manufacture and Commercialization of the Compound and the Product in the Field in the Territory at its own cost and expense, including the performance of Clinical Trials of the Product in the Field in the Territory necessary for Regulatory Approval in the Territory. For clarity, Erasca shall be solely responsible for applying for Regulatory Approvals for the Product in the Field in the Territory in its own name, and Erasca shall be the named as the holder of such Regulatory Approvals in the Territory at Erasca’s sole cost.
3.2
Diligence Obligations.
(a)
Erasca shall use Commercially Reasonable Efforts to [***].
(b)
Erasca shall use Commercially Reasonable Efforts to Commercialize at least one Product in the Field in the following markets: (y) the United States and (z) at least one of the Major European Market Countries, as applicable.
3.3
Technology Transfer and Assistance; Materials.
(a)
No later than [***] after the Effective Date (unless otherwise set forth on Exhibit 3.3(a)), Medshine will complete the transfer to Erasca of all the Licensed Know-How described on Exhibit 3.3(a). All Licensed Know-How set forth on Exhibit 3.3(a) shall be provided to Erasca in English.
(b)
No later than [***] after the Effective Date (unless otherwise set forth in Exhibit 3.3(b)), Medshine will ship all items and materials identified on Exhibit 3.3(b) in a manner agreed to by the Parties, in the form as currently exists, at no additional cost to Erasca. Following the transfer of the items and materials identified on Exhibit 3.3(b), Erasca shall be the sole and exclusive owner of all right, title and interest in and to such items and materials￼ Medshine will share with Erasca all material safety data sheets and customs value information in Medshine’s possession related to the items and materials identified on Exhibit 3.3(b) Erasca acknowledges that (i) any materials transferred by Medshine to Erasca under this Agreement are experimental in nature and may have unknown characteristics (including hazardous and toxicological properties) and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of any such materials and (ii) any materials identified on Exhibit 3.3(b) and provided hereunder are provided “as is” with no warranties of any kind, express or implied, including any warranty of merchantability or fitness for a particular purpose, unless otherwise explicitly set forth in this Agreement.
(c)
In addition to the document, information and material transfer activities in Sections 3.3(a) and 3.3(b), upon the reasonable request of Erasca, Medshine and/or its Affiliates will use Commercially Reasonable Efforts to answer questions and provide clarifications related to the Licensed Know-How. Any such information provided by Medshine or its Affiliates to Erasca pursuant to this Section 3.3(c) that is Controlled by Medshine or its Affiliates shall be deemed to be included within the Licensed Know-How. For clarity, except as set forth herein or as otherwise agreed to by the Parties, all assistance pursuant to this Section 3.3(c) will be provided remotely (e.g., through e-mail, telephone, video conferences, or data room) or through an Erasca personnel visit to Medshine sites. With respect to any assistance under this Section 3.3(c) that is requested by Erasca in excess of [***], (i) the relevant activities must be agreed upon by the Parties in a written task order describing the scope of the agreed upon activities before Medshine and/or its Affiliates are obligated to conduct any such activities; and (ii) Erasca will reimburse Medshine at the rate of [***] per hour per person for such activities.
Article 4

FINANCIAL PROVISIONS
4.1
Upfront Fee. Within [***] after the Effective Date, Erasca shall pay to Medshine a one-time, non-refundable, non-creditable upfront amount equal to ten million Dollars ($10,000,000).
4.2
Development Milestones. Subject to the terms and conditions of this Agreement, Erasca shall pay to Medshine the following one (1) time, non-refundable and non-creditable milestone payments (each, a “Development Milestone Payment”) upon the first achievement of each corresponding milestone event (each, a “Development Milestone Event”).

Table 4.2: Development Milestones
Development Milestone Event	Development Milestone Payment (USD)
[***]	[***]
[***]	[***]
[***]	[***]

Table 4.2: Development Milestones
Development Milestone Event	Development Milestone Payment (USD)
[***]	[***]
[***]	[***]
[***]	[***]

(a)
Upon the achievement of a Development Milestone Event, Erasca shall pay the applicable Development Milestone Payment amount to Medshine within [***] of the achievement of such Development Milestone Event.
(b)
Each Development Milestone Payment shall be paid only once on the first occurrence of such Development Milestone Event by Erasca or any of its Affiliates or Sublicensees, notwithstanding the potential Development of multiple Products hereunder which may involve separate Clinical Trials or Regulatory Approvals and regardless of how many times such Development Milestone Event is achieved or the number of Products that achieve such Development Milestone Event. For the avoidance of doubt, the potential aggregate total of all Development Milestone Payments payable for all Products under this Agreement if all Development Milestone Events for the Products are achieved shall not exceed [***].
(c)
[***].
4.3
Commercial Milestones. Subject to the terms and conditions of this Agreement, Erasca shall pay to Medshine the following one (1) time, non-refundable and non-creditable milestone payments (each, a “Commercial Milestone Payment”) upon the first achievement of the corresponding milestone event (each, a “Commercial Milestone Event”).

Table 9.4: Commercial Milestones
Commercial Milestone Event	Commercial Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(a)
Upon the achievement of a Commercial Milestone Event, Erasca shall pay Medshine the applicable Commercial Milestone Payment by the earlier of: [***].

(b)
Each Commercial Milestone Payment shall be paid only once, regardless of how many times such Commercial Milestone Event is achieved or the number of Products that achieve such Commercial Milestone Event.
(c)
For the avoidance of doubt, the potential aggregate total of all Commercial Milestone Payments payable for all Products under this Agreement if all Commercial Milestone Events for the Products are achieved shall not exceed [***].
4.4
Royalty Payments.
(a)
Royalty Rate. Subject to Section 4.4(b) and Section 4.4(c), on a Product-by-Product and country-by-country basis, Erasca shall pay to Medshine a royalty of [***] of aggregate annual Net Sales of such Product in such country in each Calendar Year.
(b)
Royalty Term. Royalties payable under this Section 4.4 shall be paid by Erasca on a Product-by-Product and country-by-country basis from the date of First Commercial Sale in such country until the latest of: (a) expiration of the last-to-expire Valid Claim in the Licensed Patents Covering such Product in such country, if any; (b) the expiration of all Regulatory Exclusivity for such Product in such country; and (c) [***] following the First Commercial Sale of such Product in such country (each such term with respect to a Product in a country, a “Royalty Term”).
(c)
Royalty Reduction.
(i)
On a Product-by-Product and country-by-country basis, subject to Section 4.4(c)(iii), during any period in which such Product in such country is not Covered by a Valid Claim in the Licensed Patents in the applicable country, the royalty rate with respect to such Product in such country will be [***] of the rate in Section 4.4(a).
(ii)
On a Product-by-Product and country-by-country basis, if, during any Calendar Quarter during the Royalty Term for such Product in such country if (A) there are one (1) or more Generic Products being sold in such country with respect to such Product and (B) such Generic Products cumulatively have at least [***] of the total market in such country, based on unit sales, over a one-year period, then, subject to Section 4.4(c)(iii), the royalty rate with respect to such Product in such country will be reduced to [***] of the applicable rate set forth in Section 4.4(a).
(iii)
In no event shall the royalties payable by Erasca for a Product in a country in any given Calendar Quarter be reduced to less than [***] of the amounts otherwise payable by Erasca for such Product in such country in such Calendar Quarter hereunder by reason of the deductions and reductions set forth in this Section 4.4. Erasca may carry over and apply any such royalty reductions that are incurred or accrued in a Calendar Quarter and are not deducted in such Calendar Quarter due to the limitation set forth in the first sentence of this Section 4.4(c)(iii), to any subsequent Calendar Quarter(s) and shall begin applying such reductions to such royalties as soon as practicable and continue applying such reductions on a Calendar Quarter basis thereafter until fully deducted.

(d)
Royalty Reports; Payments. Erasca shall, within [***] following the end of each Calendar Quarter in which a royalty payment accrues, (i) provide to Medshine a report specifying, on a Product-by-Product and country-by-country basis, for such Calendar Quarters [***], and (ii) make the royalty payments owed to Medshine hereunder in accordance with such royalty report in arrears. The information contained in each report under this Section 4.4(d) shall be considered Confidential Information of Erasca.
4.5
Transaction Payment Sharing. Erasca shall pay to Medshine [***] of all Third Party Transaction Payments (the “Third Party Transaction Fees”) as set forth below. Erasca shall, within [***] following the end of each Calendar Quarter in which a payment of Third Party Transaction Fees accrues, [***].
4.6
Taxes and Withholding. Erasca shall be entitled to deduct and withhold from any amounts payable under this Agreement such Taxes as are required to be deducted or withheld therefrom under any provision of Applicable Law. Medshine shall provide such information and documentation to Erasca as is reasonably requested by Erasca to determine if any withholding Taxes apply to any payments to be made by Erasca under this Agreement and to establish qualification for a reduced withholding rate or an exemption from such withholding Tax under the applicable Tax treaty or relevant statutory provision (including, but not limited to, an Internal Revenue Service Form W-9 or applicable Form W-8 as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for Taxes). To the extent that Applicable Law requires that Taxes be withheld with respect to any payments to be made by Erasca to Medshine under this Agreement, Erasca shall: (a) use commercially reasonable efforts to provide advance notice to Medshine of Erasca’s intent to so withhold, (b) deduct such Taxes from such payment, (c) pay the Taxes to the proper Tax Authority, and (d) send proof of Tax payment to Medshine on a reasonable and timely basis following such Tax payment (in any event, not to exceed [***] following such Tax payment). Such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. Each Party agrees to use commercially reasonably efforts to cooperate with the other Party in claiming refunds, reductions, or exemptions from such deductions or withholdings under any relevant agreement or treaty that is in effect. Notwithstanding anything in this Agreement to the contrary, if and to the extent that any assignment under Section 11.2(b) of this Agreement by Erasca (a “Tax Action”) results in the imposition of withholding Tax liability on Medshine that would not have been imposed in the absence of such Tax Action or in an increase in such liability above the liability that would have been imposed in the absence of such Tax Action, then the sum payable by Erasca (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Medshine receives a sum equal to the sum which it would have received had no such Tax Action occurred. However, the obligation to pay additional amounts pursuant to the preceding sentence shall not apply to the extent such withholding Tax liability or increased withholding Tax liability (i) would not have been imposed but for an assignment by Medshine pursuant to Section 11.2 or (ii) is attributable to a failure by Medshine to properly comply with the Tax documentation requirements of this Section 4.6. Medshine shall use commercially reasonable efforts to obtain a refund or other cash Tax savings in respect of any increased withholding Tax liability due to a Tax Action for which Erasca is liable under this Section 4.6, and to the extent that Medshine obtains such refund or recognizes cash tax savings as a result of such withholding Tax liability, Medshine shall reimburse Erasca an amount equal to such refund or cash Tax savings.

4.7
Late Payments, Disputed Payments.
(a)
Late Payments. Subject to Section 4.7(b), any undisputed amount owed by a Party to the other Party under this Agreement that is not paid on or before the date such payment is due shall bear interest at a rate per annum equal to the lesser of (a) the Prime Rate in effect during the period in which such payment is overdue, as published by the Wall Street Journal, eastern edition, [***], and (b) the highest rate allowed by Applicable Law, in each case ((a) or (b)), such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.
(b)
Disputed Payments. If a dispute arises between the Parties, each acting in good faith, in respect of any part of an invoice, the disputing Party shall notify the other Party promptly in writing with particulars of such dispute and shall be entitled to withhold payment of the so disputed part of the invoice. Each Party shall use reasonable efforts to promptly and in good faith resolve the dispute in accordance with Article 10. Payment of any previously disputed amounts shall be made [***] following the resolution of such dispute, and the payee Party may not use such withholding as a basis for late payment interest pursuant to Section 4.7(a).
4.8
Currency Conversion. Each Party shall use its then-current standard exchange rate methodology, as applied in its external reporting, for the translation of foreign currency transactions into Dollars under this Agreement. Each Party shall give the other Party written notice of any changes to such Party’s customary and usual procedures for currency conversion.
4.9
Blocked Payments. If, by reason of Applicable Law in any country, it becomes impossible or illegal for a Party or any of its applicable Affiliates or Sublicensees to transfer, or have transferred on its behalf, any payments to the other Party, the payor Party shall promptly notify the payee Party of the conditions preventing such transfer and such royalties or other payments shall, to the extent permitted by Applicable Law, be deposited in local currency in the relevant country to the credit of the payee Party in a recognized banking institution designated by the payee Party or, if none is designated by the payee Party within a period of [***], in a recognized banking institution selected by the payor Party and identified in a notice given to the payee Party pursuant to Section 11.4 (Notices).
4.10
Payment Method. All payments to be made by a Party to the other Party under this Agreement shall be made in Dollars by wire transfer in immediately available funds to a bank account designated in writing by such other Party.
4.11
Financial Audits.
(a)
Erasca agrees to keep and procure its Affiliates and Sublicensees to keep complete and accurate records for a minimum period of [***] (or such other longer period as required under Applicable Law) after the conclusion of the Calendar Year in which the relevant payment is owed pursuant to this Agreement, setting forth the sales and other disposition of the Product sold or otherwise disposed of in sufficient detail to enable royalties payable to Medshine hereunder to be determined. Erasca will require its Sublicensees to provide information to Erasca to enable Medshine to exercise its rights with respect to such information in connection with any audit of Erasca or its Affiliate.

(b)
Erasca further agrees, upon not less than [***] days prior written notice, to permit (or cause to be permitted) the books and records of itself and its Affiliates relating to the Product to be examined by an independent accounting firm selected by Medshine and reasonably acceptable to Erasca for the purpose of verifying reports provided by Erasca under Section 4.4(d). Such audit shall not be performed more frequently than [***] in any [***] or [***] with respect to any reporting period and not go back more than [***] preceding the current year, and shall be conducted under appropriate confidentiality provisions, and for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under Section 4.4(d). The independent accounting firm shall have reasonable access, on reasonable notice and during Erasca’s and its Affiliates’ normal business hours, to individuals, records and responses to questions from auditors in a timely manner. The independent accounting firm will disclose to Medshine only whether the payments made under this Agreement were accurate and the specific details concerning any discrepancies.
(c)
Such examination is to be made at the expense of Medshine, except if the results of the audit reveal an underpayment of royalties, milestones, or other payments to Medshine under this Agreement of the greater of [***] or more in any Calendar Year, in which case reasonable audit fees for such examination shall be paid by Erasca.
(d)
If such audit discovers any underpayment or overpayment, such amount shall be paid or refunded (as the case may be) within [***] after the accounting firm’s report, plus interest (as set forth in Section 4.7(a)) from the original due date if such underpayment or overpayment resulted from a discrepancy in the financial report provided by the Party that is required to make such additional payment or refund.
Article 5

INTELLECTUAL PROPERTY
5.1
Patent Prosecution.
(a)
Erasca shall have the first right to file, prosecute (including conduct and control interferences, re-examinations, and post-issuance proceedings, including oppositions, post-grant review, inter partes review, derivation proceedings and supplemental examination) and maintain and file Patent Term Extensions for all Licensed Patents in Medshine’s name in the Territory at Erasca’s own cost and expense and using counsel of its own choice. Erasca shall make national phase filings for the Licensed Patents set forth on Exhibit 1.43 in at least the jurisdictions set forth in Exhibit 5.1(a) (the “Primary Patent Jurisdictions”).
(b)
Medshine shall reasonably cooperate with Erasca’s requests for data, affidavits, and other information and assistance to support prosecution, maintenance and defense of the Licensed Patents, including by providing access to relevant persons and executing all documentation reasonably requested by Erasca within the timeframe reasonably requested by Erasca. Erasca shall keep Medshine reasonably informed of the status of the Licensed Patents in the Territory, including by providing Medshine with a copy of material communications to and from any patent authority in the Territory regarding such Licensed Patents, providing Medshine with drafts of any material filings or responses to be made to such patent authorities in the Territory in connection therewith sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Medshine to review and comment thereon, and considering in good faith any comments made by and actions recommended by Medshine with respect thereto.
(c)
Erasca shall notify Medshine of any decision to cease prosecution, defense and/or maintenance of any Licensed Patent in any country, region or territory in the Territory (including not to initiate national phase filings for the Licensed Patents in the Primary Patent Jurisdictions) (an “Abandoned Patent Right”). Erasca shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Abandoned Patent Right. In such event, Medshine shall have the right (but not the obligation), at Medshine’s discretion and expense, to continue the prosecution and maintenance of such Abandoned Patent Right (including to initiate national phase filings for the Licensed Patents in the Primary Patent Jurisdictions if Erasca elects not to do so) in Medshine’s name, and such Abandoned Patent Right shall cease to be a Licensed Patent and not be subject to the license granted to Erasca under this Agreement. Notwithstanding the foregoing, a Licensed Patent that is abandoned by Erasca in favor of a continuation application or other existing Patent rights in a Primary Patent Jurisdiction shall not be deemed to be an Abandoned Patent Right.
(d)
In the event that Erasca identifies Licensed Know-How for which it desires to obtain Patent rights, Erasca shall inform Medshine of such Licensed Know-How and desire to obtain Patent rights, and Medshine shall cooperate and provide reasonable assistance to Erasca in its preparation and filing of a patent application directed to such Licensed Know-How and when filed such patent application shall be deemed a Licensed Patent.
(e)
Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts under this Section 5.1, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.
5.2
Patent Enforcement.
(a)
Each Party shall promptly notify the other Party if it becomes aware of any alleged or threatened infringement by a Third Party of any of the Licensed Patents in the Territory and any allegations, declaratory judgment, opposition, or similar action or written notices alleging the invalidity, unenforceability or non-infringement of any of the Licensed Patents in the Territory.
(b)
As between the Parties, Erasca shall have the sole right (but not the obligation) to bring and control any legal action in connection with the infringement of any Licensed Patent against any actual or suspected infringement by a Third Party product in the Field in the Territory, or the defense of any action or proceeding with respect thereto brought by such Third Party (each a “Field Infringement”), at its own expense as it reasonably determines appropriate. Medshine shall join, and hereby agrees to be joined, as a party to the action if Medshine is required by Applicable Law to join as the licensor to pursue such action or to seek additional or alternative damages or injunctive relief against such Field Infringement.
(c)
At the request and expense of Erasca, Medshine shall provide reasonable assistance in connection with any Field Infringement, including by executing reasonably appropriate documents and cooperating in discovery as required by Applicable Law. In connection with any such action, Erasca shall keep Medshine reasonably informed on the status of such action and shall not enter into any settlement giving rise to liability of Medshine, without the prior written consent of Medshine. Medshine shall be entitled to separate representation in such legal action by counsel of its own choice and at its own expense.
(d)
Any recoveries made by Erasca that results from enforcing or defending any Licensed Patent against Field Infringement will first be [***].
5.3
Defense of Third Party Claims. If the Development, Manufacture or Commercialization of a Compound or Product by Erasca, its Affiliates or their Sublicensees pursuant to this Agreement results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party against Erasca or any of its Affiliates or their Sublicensees, or Medshine alleging infringement of such Third Party’s intellectual property rights (a “Third Party Infringement Claim”), including any defense or counterclaim in connection with a Field Infringement action, the Party first becoming aware of such alleged infringement shall promptly notify the other Party thereof in writing. As between the Parties, (a) Erasca shall be solely responsible for defending any Third Party Infringement Claim at its sole cost and expense, using counsel of Erasca’s choice, (b) Medshine may participate in any such Third Party Infringement Claim with counsel of its choice at its sole cost and expense; provided that Erasca shall retain the right to control such Third Party Infringement Claim; (c) Medshine shall, and shall cause its Affiliates to, assist and co-operate with Erasca, at Erasca’s cost and expense, as Erasca may reasonably request from time to time, in connection with its activities set forth in this Section 5.3, including where necessary, joining in or being named as a necessary party to such Third Party Infringement Claim, providing access to relevant documents and other evidence and making its employees available at Erasca’s reasonable request; (d) Erasca shall keep Medshine reasonably informed of all material developments in connection with any such Third Party Infringement Claim; and (e) any recovery, damages, or awards, including royalties, incurred or awarded in connection with any Third Party Infringement Claim defended under this Section 5.3 shall be retained by Erasca.
5.4
Other Medshine Patents. Medshine shall have the sole right to file, prosecute, maintain, enforce and defend all Other Medshine Patents (if any) in Medshine’s name in the Territory at Medshine’s own cost and expense and using counsel of its own choice.
5.5
Later Identified Licensed Know-How and Licensed Patents
(a)
If at any time during [***] period after the Effective Date, Erasca or Medshine identifies any Know-How not listed on Exhibit 3.3(a) that was Controlled by Medshine or its Affiliates as of the Effective Date and was generated specifically with respect to a Licensed Compound or Licensed Product, Erasca or Medshine (as applicable) shall immediately inform the other Party of such omitted Know-How and Erasca and Medshine hereby agree to amend Exhibit 3.3(a) to include such omitted Know-How, and such omitted Know-How shall automatically be included as Licensed Know-How under this Agreement, and Medshine shall promptly transfer such Know-How to Erasca in English; provided that if any dispute arises between the Parties in respect of the applicability of this Section 5.5(a) to any Know-How, the Parties shall use reasonable efforts to promptly and in good faith resolve the dispute in accordance with Article 10. For clarity, if Erasca and Medshine take the action to amend Exhibit 3.3(a) to include such omitted Know-How, such action shall be deemed to have cured the applicable breach of the representations in Section 7.2(e).
(b)
If at any time during the [***] period after the Effective Date, Erasca or Medshine identifies any Patent not listed on Exhibit 1.43 that was Controlled by Medshine or its Affiliates as of the Effective Date that is necessary to research, make, have made, develop, use, test, perform, sell, offer for sale, import, export, lease, market, promote, improve, commercialize, and otherwise dispose of and exploit any Licensed Compound in a manner that is claimed in the Licensed Patents within the Field in the Territory, Erasca or Medshine (as applicable) shall immediately inform the other Party of such omitted Patent and Erasca and Medshine hereby agree to amend Exhibit 1.43 to include such omitted Patent, and such omitted Patent shall automatically be included as a Licensed Patent under this Agreement; provided that if any dispute arises between the Parties in respect of the applicability of this Section 5.5(b) to any Patent, the Parties shall use reasonable efforts to promptly and in good faith resolve the dispute in accordance with Article 10. For clarity, if Erasca and Medshine take the action to amend Exhibit 1.43 to include such omitted Patent, such action shall be deemed to have cured the applicable breach of the representations in Section 7.2(d).
Article 6

CONFIDENTIALITY
6.1
Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for a period of [***] thereafter (or, with respect to Confidential Information that is a trade secret of the disclosing Party, until such trade secret no longer qualifies as a trade secret under Applicable Law), it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party (including any Confidential Information of both Parties) pursuant to this Agreement. Each Party shall promptly notify the other upon becoming aware of the occurrence of any unauthorized use or disclosure of the other Party’s Confidential Information.
6.2
Exceptions. The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:
(a)
was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
(b)
was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)
became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)
is subsequently disclosed to the receiving Party by a Third Party who has a legal right to make such disclosure; or
(e)
is subsequently independently discovered or developed by the receiving Party without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.
6.3
Authorized Disclosure. Notwithstanding the obligations set forth in Section 6.1 (Confidentiality), a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:
(a)
such disclosure is reasonably necessary: (i) to perform an obligation or exercise a right under the Agreement (ii) for the filing or prosecution of Patents as contemplated by this Agreement; (iii) in connection with regulatory filings for the Product; or (iv) for the prosecuting or defending litigation as contemplated by this Agreement;
(b)
such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the receiving Party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors, acquirors, licensors, sublicensees, collaborators or other business or financial partners (including royalty financing partners) solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license, collaboration, financing or other business transaction; provided that in each such case on the condition that such recipients are bound by confidentiality and non-use obligations consistent with those contained in the Agreement; or
(c)
such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly inform the other Party such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 6, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information.
6.4
Publicity.
(a)
Erasca may issue a press release announcing this Agreement after the Effective Date in the form attached hereto as Exhibit 6.4(a). To the extent that such press release will describe matters other than this Agreement, Exhibit 6.4(a) shall only include those portions of the press release that discuss this Agreement, which Medshine will have the rights to review and comment on. Subject to the rest of this Section 6.4, no disclosure of the terms of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon.
(b)
A Party may disclose this Agreement and its terms in securities filings with the Securities Exchange Commission (or equivalent foreign agency, including The Stock Exchange of Hong Kong Limited and The Securities and Futures Commission or other equivalent regulator in the Peoples’ Republic of China) (“SEC”) to the extent required by Applicable Law after complying with the procedure set forth in this Section 6.4. In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than [***] after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable SEC regulations. The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of this Agreement from the SEC as represented by the redacted version reviewed by the other Party.
(c)
Each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with the SEC or other agency) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Applicable Law, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with Applicable Law) if the other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within [***] of such Party’s providing the copy, that the public disclosure of previously undisclosed information will materially adversely affect the development and/or commercialization of a Product being developed and/or commercialized, the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed.
6.5
Publications. Erasca will have the sole right to approve in its sole discretion in advance all publications and scientific presentations related to the Compound and Product, and to issue press releases or make other public disclosures regarding such publications and scientific presentations. Erasca shall provide Medshine with a copy of such publications and scientific presentations promptly following submission thereof to a Third Party. Without limiting the foregoing, any publication or presentation to be made by Erasca that names Medshine (other than naming Medshine as the licensor) will require the prior consent of Medshine (such consent not to be unreasonably withheld, conditioned or delayed). In addition, authorship of any publication arising from this Agreement will be undertaken in accordance with the International Committee of Medical Journal Editors (ICMJE) guidelines for authorship, including acknowledgement of use of any Medshine’s data, support, or other contributions as appropriate and consistent with medical journal guidelines.

6.6
Prior CDA. This Agreement supersedes the Mutual Confidential Disclosure Agreement between the Parties effective February 1, 2024 (the “Prior CDA”) with respect to information disclosed thereunder. All information exchanged between the Parties under the Prior CDA shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Article 6.
6.7
Equitable Relief. Each Party acknowledges that a breach of this Article 6 cannot reasonably or adequately be compensated in damages in an action at law and that such a breach shall cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.
6.8
Attorney-Client Privilege. Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the other Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date both the receiving Party and the disclosing Party shall have the right to assert such protections and privileges.
Article 7

REPRESENTATIONS AND WARRANTIES
7.1
Representations and Warranties of Each Party. Each Party represents and warrants, as of the Effective Date, and covenants (with respect to Section 7.2(d) below) to the other Party that:
(a)
it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement;
(b)
it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally;

(c)
the execution, delivery, and performance of this Agreement by such Party does not require any authorization, consent, approval, license, exemption of or filing or registration with any Third Party (including any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign) or under any Applicable Law currently in effect, and none of the foregoing is or will be necessary for, or in connection with, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements;
(d)
it is not a party to, and will not enter into during the Term, any agreement that is inconsistent with this Agreement or otherwise would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement; and
(e)
it has established and maintains reasonable internal policies and controls, including codes of conduct and ethics and reasonable reporting requirements, intended to ensure compliance with Anti-Corruption Laws and other Applicable Law, to the extent applicable to it under the laws of the jurisdiction of its incorporation, including healthcare compliance, privacy laws and data protection laws.
7.2
Representations and Warranties of Medshine. Medshine represents and warrants as of the Effective Date, and covenants (with respect to Section 7.2(c) and 7.2(j)) to Erasca that:
(a)
it exclusively owns or otherwise has the right under the Licensed IP to grant the licenses to Erasca as purported to be granted under Section 2.1 of this Agreement;
(b)
its rights, title, and interests in and to all of the Licensed IP are free of any lien, charge, encumbrance, or security interest that could reasonably be expected to conflict with or limit the scope of or have a material adverse impact on any of the rights or licenses granted to Erasca hereunder;
(c)
it has not previously assigned, transferred, conveyed, or granted, and will not unilaterally assign, transfer, convey or grant during the Term, any license or other rights under the Licensed IP that would conflict with or limit the scope of any of the rights or licenses granted to Erasca hereunder;
(d)
As of the Effective Date, Exhibit 1.43 sets forth a complete and accurate list of all Patents, including ownership thereof, in Medshine’s or its Affiliates’ Control that are necessary to research, make, have made, develop, use, test, perform, sell, offer for sale, import, export, lease, market, promote, improve, commercialize, and otherwise dispose of and exploit any Licensed Compound in a manner that is claimed in the Licensed Patents, within the Field in the Territory;
(e)
As of the Effective Date, Exhibit 3.3(a) sets forth a complete and accurate list of all Know-How in Medshine’s or its Affiliates’ Control that are necessary to research, make, have made, develop, use, test, perform, sell, offer for sale, import, export, lease, market, promote, improve, commercialize, and otherwise dispose of and exploit any Licensed Compound in a manner that is claimed in the Licensed Patents, within the Field in the Territory;
(f)
as of the Effective Date, other than any Licensed Compound and Licensed Product licensed to Erasca pursuant to this Agreement, it is not researching or Developing a Pan-KRAS Compound, directly or indirectly (including through or in collaboration with a Third Party);
(g)
all Licensed Patents Controlled by Medshine as of the Effective Date (i) are being diligently prosecuted or maintained in the respective patent offices in accordance, in all material respects, with Applicable Law and (ii) have been filed and maintained in accordance, in all material respects, with all Applicable Law and all applicable fees (if any) required to be paid by Medshine in order to prosecute or maintain the Licensed Patents have been timely paid;
(h)
neither Medshine nor any of its Affiliates has received written notice of any claim, judgment, or settlement against or owed by Medshine with respect to the Licensed IP, nor any pending reissue, reexamination, inter partes review, interference, opposition, litigation, or other proceeding seeking to invalidate or otherwise challenge the ownership, scope, duration, validity, enforceability, priority, or right to use any Licensed IP, and neither Medshine nor any of its Affiliates has received written notice of any threatened claim or litigation or any reissue, reexamination, inter partes review, interference, opposition, litigation, or other proceeding seeking to invalidate or otherwise challenge the ownership, scope, duration, validity, enforceability, priority, or right to use any Licensed IP;
(i)
to Medshine’s knowledge, as of the Effective Date there is no information, facts or circumstances that would reasonably be expected to result in a successful challenge to the enforceability or validity of any issued Patent or, if not-issued, any pending Patent application, within the Licensed Patents;
(j)
it has taken, and during the Term it shall take, commercially reasonable measures to protect the secrecy, confidentiality and value of the non-public information within the Licensed Know-How and, to Medshine’s knowledge, no event has occurred which has resulted in the unauthorized use or disclosure of any Licensed Know-How or which otherwise resulted in any non-public Licensed Know-How falling into the public domain;
(k)
there is no pending or, to Medshine’s knowledge, threatened (in writing), adverse actions, claims, suits, allegations or proceedings against Medshine or any of its Affiliates involving the Licensed IP, Licensed Compound or Licensed Product, and there is no judgment or settlement against or owed by Medshine or any of its Affiliates related to any of the foregoing;
(l)
to Medshine’s knowledge, no Third Party has infringed upon, misappropriated, or otherwise violated Medshine’s rights in the Licensed IP;
(m)
it has not received any written notice from any Third Party asserting or alleging that the Development, Manufacture or Commercialization of the Licensed Compound or the Licensed Product infringed or misappropriated the Intellectual Property Rights of such Third Party;

(n)
to Medshine’s knowledge, there are no facts existing as of the Effective Date which would form a reasonable basis for any claim of infringement, misappropriation, or other violation of any Intellectual Property Rights of any Third Party existing as of the Effective Date by Medshine’s or its Affiliates’ Development, Manufacture or Commercialization of any Licensed Compound or Licensed Product as such Licensed Compound or Licensed Product exists as of the Effective Date in the Territory;
(o)
Medshine’s or its Affiliates’ Development, Manufacture or Commercialization of any Licensed Compound or Licensed Product that, in each case, is Covered by a Valid Claim of a Licensed Patent as such Valid Claim existed as of the Effective Date does not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any Medshine Affiliate in the Territory;
(p)
Medshine holds such approvals, permits, licenses, franchises, authorizations and clearances issued by any Regulatory Authority as are required, if any, for all pre-clinical Development and Manufacture activities conducted prior to the Effective Date by Medshine or its Affiliates of the Licensed Compound and the Licensed Product;
(q)
Neither Medshine nor its Affiliates nor, to the knowledge of Medshine, its Third Party independent contractors, have used, in connection with the Licensed Compound or the Licensed Product any Person that has been or is debarred pursuant to Section 306 of the FDCA or its non-U.S. equivalents or excluded or the subject of debarment or exclusion proceedings by any Governmental Authority;
(r)
Neither Medshine nor any of its Affiliates have received any notices of violations of Applicable Law from the NMPA or any other Regulatory Authority with respect to the pre-clinical Development, Manufacturing or use of a Licensed Compound or the Licensed Product by Medshine or its Affiliates prior to the Effective Date;
(s)
all activities conducted by or on behalf of Medshine and its Affiliates prior to the Effective Date in the course of the Development, Manufacture, or use of the Licensed Compound or the Licensed Product have been in material compliance with all Applicable Law;
(t)
Neither Medshine nor any of its Affiliates has prepared or drafted any Regulatory Materials for submission to the NMPA or any other Regulatory Authority, or received from or submitted to or otherwise possess any Regulatory Materials from the NMPA or any other Regulatory Authority with respect to the Licensed Compound or Licensed Product;
(u)
Medshine has not initiated a voluntary proceeding under any applicable bankruptcy code, and there is no involuntary proceeding under any applicable bankruptcy code pending against Medshine as of the Effective Date; and
(v)
there have been no violations of Medshine’s or its Affiliates’ internal policies and controls, including codes of conduct and ethics and reasonable reporting requirements, intended to ensure compliance with Anti-Corruption Laws and other Applicable Law, to the extent applicable to it under the laws of the jurisdiction of its incorporation, including healthcare compliance, privacy laws and data protection laws with respect to the Development of the Licensed Compound and Licensed Product prior to the Effective Date of this Agreement.

7.3
Representations and Warranties of Erasca. Erasca represents and warrants, as of the Effective Date and covenants (with respect to Section 7.3(c) and 7.3(d)) to Medshine that:
(a)
there is no pending or, to Erasca’s knowledge, threatened (in writing), adverse actions, claims, suits or proceedings against Erasca or any of its Affiliate that involve any antitrust, anti-competition, anti-bribery or corruption violations or under any other Applicable Law that may reasonably be expected to adversely affect Erasca’s ability to perform its obligations under this Agreement;
(b)
Erasca has not initiated a voluntary proceeding under any applicable bankruptcy code, and there is no involuntary proceeding under any applicable bankruptcy code pending against Erasca as of the Effective Date;
(c)
Erasca, its Affiliates and Sublicensees will comply with all Applicable Law in connection with the performance of its rights, duties and obligations under this Agreement; and
(d)
neither Erasca nor any of its Affiliates is, or has been, and will not use in any capacity the services of any Person debarred by any Regulatory Authority.
7.4
NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. FURTHERMORE, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, Medshine HEREBY EXPRESSLY DISCLAIMS ANY Express or IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, OR THE PROSPECTS OR LIKELIHOOD OF COMMERCIAL SUCCESS OF THE PRODUCT OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT.
Article 8

INDEMNIFICATION
8.1
Indemnification by Erasca. Erasca shall indemnify and hold harmless Medshine, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Medshine Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (individually and collectively, “Losses”) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (“Claims”) to the extent arising from:
(a)
the Development, Manufacture and Commercialization of the Compound and Product in the Territory by Erasca or any of its Affiliates or Sublicensee;
(b)
the negligence or willful misconduct or violation of Applicable Law by any Erasca Indemnitee in connection with activities under this Agreement; or
(c)
the breach of any of the obligations, covenants, warranties, or representations made by Erasca to Medshine under this Agreement;

provided, however, that Erasca will not be obliged to so indemnify, defend and hold harmless a Medshine Indemnified Party for any Claims for which Medshine has an obligation to indemnify Erasca Indemnitees pursuant to Section 8.2 or to the extent that such Claims arise from the breach of this Agreement by, or the negligence or willful misconduct of, Medshine or a Medshine Indemnified Party.

8.2
Indemnification by Medshine. Medshine shall indemnify and hold harmless Erasca, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Erasca Indemnitee(s)”) from and against all Losses incurred in connection with any Claims to the extent arising from:
(a)
any activities conducted by Medshine or its Affiliates or licensees, and their respective employees, agents and subcontractors with respect to the Licensed Compound or Licensed Products prior to the Effective Date or after termination of this Agreement;
(b)
the negligence or willful misconduct or violation of Applicable Law by any Medshine Indemnitee in connection with activities under this Agreement; or
(c)
the breach of any of the obligations, covenants, warranties, or representations made by Medshine to Erasca under this Agreement;

provided, however, that Medshine will not be obliged to so indemnify, defend and hold harmless an Erasca Indemnified Party for any Claims for which Erasca has an obligation to indemnify Medshine Indemnitees pursuant to Section 8.1 or to the extent that such Claims arise from the breach of this Agreement by, or the negligence or willful misconduct of, Erasca or an Erasca Indemnified Party.

8.3
Indemnification Procedure. If either Party is seeking indemnification under Sections 8.1 or 8.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the Claim giving rise to the obligation to indemnify pursuant to such Section within ten (10) Business Days after receiving notice of the Claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure or delay to give notice). The Indemnifying Party shall have the right to assume the defense of any such Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed. If the Parties cannot agree as to the application of Section 8.1 or 8.2 as to any Claim, pending resolution of the dispute pursuant to Article 10, the Parties may conduct separate defenses of such Claim, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 8.1 or 8.2 upon resolution of the underlying Claim.

8.4
Mitigation of Loss. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 8. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.
8.5
Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. [***]. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS UNDER SECTION 8.1 OR 8.2 OR DAMAGES AVAILABLE FOR BREACH OF SECTION 2.1(a), SECTION 2.5, OR THE DAMAGES RESULTING FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD OR FRAUDULENT MISREPRESENTATION BY EITHER PARTY.
8.6
Insurance. Each of the Parties will, at their own respective expense procure and maintain during the Term, insurance policies adequate to cover their obligations hereunder and consistent with the normal business practices of prudent pharmaceutical companies of similar size and scope, which in any event shall meet or exceed the level of insurance required under Applicable Law. Each Party shall provide the other Party with a certificate of such insurance upon request of the other Party. Such insurance shall not be construed to create a limit of either Party’s liability under this Agreement.
Article 9

TERM AND TERMINATION
9.1
Term. This Agreement will become effective on the Effective Date and, unless earlier terminated pursuant to this Article 9, will remain in effect until it expires (a) on a Product-by-Product and country-by-country basis, upon the expiration of the Royalty Term for such Product in such country and (b) in its entirety, upon the expiration of all Royalty Terms for all Products in all countries in the Territory (the “Term”). Upon the expiration of the Royalty Term with respect to a Product in a country, the license granted by Medshine to Erasca pursuant to Section 2.1 with respect to such Product in such country shall be deemed to be fully paid-up, royalty-free, non-terminable, irrevocable and perpetual, and not subject to Sections 9.2(d) - 9.2(f).
9.2
Termination.
(a)
At Will Termination by Erasca. Erasca may terminate this Agreement, at its sole discretion and for any or no reason, at any time, by providing [***] advance written notice of such termination to Medshine.
(b)
Termination for Material Breach. If either Party believes that the other is in material breach of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party. The allegedly breaching Party shall have [***] from the receipt of the notice to cure such breach. If the breach is not non-curable and cannot reasonably be cured within such [***], then the cure period may be extended by mutual agreement of the Parties as reasonably necessary to cure such breach; provided that the breaching Party provides the other Party with a detailed plan and timeline to cure such breach within such extended cure period, and use its best efforts to cure such breach in accordance with such plan. If the Party receiving notice of breach fails to cure that breach within the cure period set forth above, then the Party originally delivering the notice of breach may terminate this Agreement in its entirety upon written notice to the other Party, provided, however, if the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in such notice of breach and such alleged breaching Party provides the other Party notice of such dispute within [***] after receiving such notice, then the Party that gave the notice of breach shall not have the right to terminate this Agreement under this Section 9.2(b) unless and until it is determined in accordance with Section 10.3 that the alleged breaching Party has materially breached the Agreement as specified in the notice of breach, and then such breaching Party fails to cure such breach within [***], following such determination.
(c)
Termination for Insolvency. Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party in the event that (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or all or substantially all of its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.
(d)
Termination by Medshine for Patent Challenge. In the event that Erasca or its Affiliates or any of its or their Sublicensees commences or actively and voluntarily participates in any action or proceeding, or otherwise asserts any claim, challenging in a legal or administrative proceeding the patentability, enforceability or validity of any Licensed Patent (except (i) as required under a court order or subpoena, (ii) as a defense against a claim, action or proceeding asserted by or on behalf of Medshine (or any of its Affiliates or Sublicensees) against Erasca, its Affiliates or any of its or their Sublicensees, or otherwise in connection with an assertion of a cross-claim or a counterclaim, (iii) any involvement in any interference proceeding or other adversarial proceeding similar to an interference, including as instituted by the U.S. Patent & Trademark Office or other agency or tribunal in any jurisdiction between the Licensed Patent and any inventions claimed in any Patent rights owned, licensed or controlled by Erasca or its Affiliates that was not pursuant to an interference initiated by Erasca or its Affiliates, or (iv) any actions undertaken by an Affiliate of Erasca that becomes such an Affiliate as a result of a merger, acquisition, consolidation or similar transaction and where such new Affiliate was participating in the actions prior to such transaction) (a “Patent Challenge”), Medshine will provide written notice of such Patent Challenge to Erasca and if (y) the Patent Challenge is brought by Erasca or an Affiliate of Erasca, Erasca or its Affiliate fails to withdrawal such Patent Challenge within [***] after receipt of such notice; or (z) with respect to a Patent Challenge brought by a Sublicensee, Erasca fails to cause the Sublicensee to withdraw such Patent Challenge within [***] after such receipt of such notice or to terminate the applicable sublicense agreement for such Sublicensee within [***] after receipt of such notice, then, in either case of (y) or (z), Medshine may terminate this Agreement by providing written notice of such termination to Erasca. For clarity, this Section 9.2(d) shall not apply to arguments made by Erasca or its Affiliates or any of its or their Sublicensees that distinguish the inventions claimed in any Licensed Patent from those claimed in the patents or patent applications controlled by Erasca or its Affiliates or any of its or their Sublicensees.
(e)
Effects of Termination for Any or No Reason. Upon the effective date of termination (but not expiration) of this Agreement for any or no reason:
(i)
Subject to this Section 9.2(e), all rights and licenses granted in Article 2 will terminate, and Erasca and its Affiliates, and Sublicensees will cease all use of Medshine IP and all exploitation of any Compound or Product, except to the extent required to fulfill its rights and obligations under this Section 9.2(e).
(ii)
Each Party shall immediately pay or cause to be paid to the other Party all sums which at the date of termination are due and payable to the other Party under this Agreement.
(iii)
Erasca, its Affiliates and its Sublicensees shall have the right to sell off any Product that has been Manufactured or is in the process of being Manufactured at the time of termination for up to [***] after the effective date of termination, provided that such sales are made in the normal course consistent with Erasca’s past practice and Erasca continues to comply with all of its payment, reporting and audit obligations hereunder with respect to the Product.
(iv)
Notwithstanding anything to the contrary herein, if a Clinical Trial of a Product has been initiated at the time of termination, the terms of this Agreement shall continue to apply as necessary to accomplish a safe and orderly wind-down of the Clinical Trials, unless Erasca and Medshine agree in writing that Erasca will transfer the conduct of such Clinical Trial to Medshine or its designee and such transfer is permitted under Applicable Law; provided that, if the continuation of such Clinical Trial by Erasca is required by Applicable Law or for ethical or safety reasons, in which case Erasca will so continue such Clinical Trial at Erasca’s cost and expense for so long as to enable such Clinical Trial to be completed without interruption.
(v)
Any sublicenses granted by Erasca or its Affiliates under the Medshine IP in accordance with the terms of this Agreement prior to the effective date of termination of this Agreement shall, upon reasonable written request by the relevant Sublicensee within [***] from the effective date of termination, survive any such termination and such sublicense shall become a direct license from Medshine to such Sublicensee, provided that such Sublicensee is in material compliance with the applicable provisions of this Agreement and the terms and conditions of the applicable sublicense, and further provided that in no event will Medshine be obligated to fulfill any of Erasca’s obligations under such sublicense.
(vi)
Except in the event that the Parties enter into a Reversion Agreement pursuant to Section 9.2(f), within [***] following the termination of this Agreement, each Party shall, at the request of the other Party, deliver to the other Party, or certify the destruction of, any and all tangible Confidential Information of the other Party in such Party’s possession, including all Regulatory Materials provided to it by the other Party, and to the extent reasonably practicable, remove Confidential Information, including Regulatory Materials, of the other Party from all databases and systems. Notwithstanding the foregoing, each receiving Party may retain copies of the disclosing Party’s Confidential Information, including Regulatory Materials, to the extent required by Applicable Law or to the extent such Confidential Information is electronically archived in the ordinary course of the receiving Party’s business. Any such Confidential Information retained by the receiving Party pursuant to this Section 9.2(e)(vi) shall remain subject to the obligations of non-disclosure and shall not be used for any purpose other than to comply with Applicable Law.
(f)
Effects of Termination by Medshine for Cause. In the event of termination (but not expiration) of this Agreement by Medshine in accordance with Section 9.2(b), Section 9.2(c) or Section 9.2(d) without limiting Section 9.2(e) above, upon Medshine’s written request, the Parties shall negotiate in good faith, for a period of [***] after the effective date of termination, a mutually agree upon, royalty-bearing, exclusive license under the Patents, Know-How or other Intellectual Property Rights (including, for clarity, trademarks) and Regulatory Materials that are Controlled by Erasca as of the effective date of termination that are necessary to Develop, Manufacture and Commercialize the Compound or Product, (as they exist as of the effective date of such termination) in the Territory, for the purpose of Developing, Manufacturing and Commercializing the Product (excluding any Active Ingredients included therein that are not the Compound) (a “Reversion Agreement”). Such Reversion Agreement would effect an orderly and timely transition to Medshine of all Development, Manufacture and Commercialization activities and responsibilities with respect to the Compounds and Products, the terms pursuant to which Erasca would (A) to the extent permitted by Applicable Law and requested by Medshine, assign and transfer to Medshine all Regulatory Approvals and other Regulatory Materials necessary for the Development, Manufacture or Commercialization of a Product in the Territory, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each Product in the Territory, provided that if Erasca is restricted under Applicable Law from assigning or transferring ownership of any of the foregoing items to Medshine, Erasca would use its Commercially Reasonable Efforts to grant Medshine (or its designee) a right of reference or use to such item and Erasca shall take any actions reasonably necessary to effect such assignment and transfer or grant of right of reference or use to Medshine (or its designee), including by making such filings as may be reasonably required with Regulatory Authorities in the Territory that may be necessary to record such assignment or effect such transfer and, at Medshine’s written request complete any pending regulatory filings with respect to all Products, (B) to the extent requested by Medshine, assign and transfer to Medshine its entire right, title, and interest in and to all clinical trial agreements, Manufacturing and supply agreements, distribution agreements, confidentiality and other Third Party agreements (to the extent assignable), data and other Know-How Controlled by Erasca and in its possession as of the effective date of termination and generated in the Development, Manufacture or Commercialization of the Products, and (C) disclose to Medshine or its designee all documents, records, and materials related to the Compound or Product that are Controlled by Erasca or that Erasca is able to obtain using reasonable efforts, and that embody the foregoing, in each case of (A)-(C), at Medshine’s costs.

(g)
Effects of Termination by Erasca for Convenience. In the event of termination of this Agreement by Erasca in accordance with Section 9.2(a), upon the effective date of termination of this Agreement by Erasca in accordance with Section 9.2(a), [***].
9.3
Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions shall survive the termination or expiration of this Agreement for any reason: Article 1 (DEFINITIONS), Sections 4.4 through 4.11 (FINANCIAL PROVISIONS) (but solely with respect to any payment obligations incurred under Section 9.2(e)(iii)), Article 6 (CONFIDENTIALITY), Section 7.4 (NO OTHER WARRANTIES), Article 8 (INDEMNIFICATION) (except for Section 8.6 (Insurance)), Section 9.1 (Term), 9.2(e) (Effects of Termination For Any Reason), Section 9.2(f) (Effects of Termination other than for Medshine’s material breach or Medshine’s insolvency), Section 9.2(g) (Effects of Termination by Erasca for Convenience), Section 9.3 (Survival), Section 9.4 (Termination or Alternative Remedies Not Sole Remedy), Article 10 (DISPUTE RESOLUTION), and Article 11 (MISCELLANEOUS).
9.4
Termination or Alternative Remedies Not Sole Remedy. Whether or not termination or an alternative remedy is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.
Article 10

DISPUTE RESOLUTION
10.1
Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 10 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [***] after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Executive Officers of the Parties for attempted resolution by good faith negotiations within [***] after such notice is received.

10.2
Binding Arbitration.
(a)
If the Parties fail to resolve the dispute through escalation to the Executive Officers under Section 10.2, and a Party desires to pursue resolution of the dispute, the dispute shall be submitted by either Party for resolution in arbitration administered by the International Chamber of Commerce (“ICC”) under the ICC Rules then in effect.
(b)
The number of arbitrators shall be three. Each Party shall nominate one arbitrator and the two Party-nominated arbitrators shall nominate the third arbitrator, who shall serve as the presiding arbitrator, within fifteen (15) days after the second arbitrator’s appointment. The language of the arbitration shall be English and each arbitrator must have experience in the biotechnology and pharmaceutical industry, and each arbitrator must be fluent in English. If, however, the aggregate award sought by the Parties is less than [***] and equitable relief is not sought, the arbitration shall be conducted by a single arbitrator agreed by the Parties (or appointed by the ICC if the Parties cannot agree).
(c)
The seat and location of the arbitration shall be Hong Kong and the language of the proceedings shall be English. The arbitral tribunal shall determine the dispute by applying the provisions of this Agreement and the governing law set forth in Section 11.5. The Parties agree that any award or decision made by the arbitral tribunal shall be final and binding upon them and may be enforced in the same manner as a judgment or order of a court of competent jurisdiction.
(d)
By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue, at the request of a Party, a pre-arbitral injunction, pre-arbitral attachment or other order to avoid irreparable harm, maintain the status quo, preserve the subject matter of the dispute, or aid the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitral tribunal shall have full authority to grant provisional or interim remedies and to award damages for the failure of any Party to the dispute to respect the arbitral tribunal’s order to that effect.
(e)
The existence and content of the arbitral proceedings and any ruling or awards shall be kept confidential by the Parties and members of the arbitral tribunal except (i) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a court or other judicial authority, (ii) with the consent of all Parties, (iii) where needed for the preparation or presentation of a claim or defense in the arbitration, (iv) where such information is already in the public domain other than a result of a breach of this clause, or (v) by order of the arbitral tribunal upon application of a Party.
(f)
Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the administrator and the arbitrator.
(g)
Notwithstanding anything in this Section 10.3, in the event of a dispute with respect to the validity, scope, enforceability or ownership of any Patent or other Intellectual Property Rights, and such dispute is not resolved in accordance with Section 10.2, such dispute shall not be submitted to an arbitration proceeding in accordance with this Section 10.3, unless otherwise agreed by the Parties in writing, and instead either Party may initiate litigation in a court of competent jurisdiction in any country in which such rights apply.
Article 11

MISCELLANEOUS
11.1
Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, epidemic, pandemic, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God or any other deity, or acts, omissions or delays in acting by any Governmental Authority (even if foreseeable as a result of the COVID-19 or other epidemics) (each such event, a “Force Majeure Event”). The affected Party shall notify the other Party of such Force Majeure Event as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such Force Majeure Event. In addition, neither Party shall be obligated to make any payments for any part of any services not performed as a result of any Force Majeure Event. Subject to Section 4.9, a Party will not be excused from making payments owed hereunder because of a Force Majeure Event affecting such Party.
11.2
Assignment.
(a)
Except as express permitted herein, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Any attempted assignment not in accordance with this Section 11.2 shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.
(b)
Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or in whole to its successor-in-interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction.
(c)
Notwithstanding anything to the contrary herein, Medshine shall not assign this Agreement unless such assignee is assigned all of Medshine’s rights and interest under the Licensed IP that is licensed to Erasca hereunder. Similarly, Medshine shall not assign its rights and interest under the Licensed IP that is licensed to Erasca hereunder to an Affiliate or Third Party without also assigning all its rights under this Agreement to such Affiliate or Third Party.
(d)
Medshine may assign without the prior consent of Erasca its right to receive payments under this Agreement or grant any security interest in its rights, title and interest in this Agreement, in whole or in part and in their entirety or in portions, in each case, to an institutional financier in connection with a financing transaction; provided that Medshine has given Erasca a prior written notice regarding such assignment. Notwithstanding anything in this Agreement to the contrary, if an assignment by Medshine leads to the imposition of withholding Tax liability on either Party or the assignee that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, then in no event shall Erasca be required to pay a sum more than the sum which it would have paid had no such action occurred.

11.3
Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.
11.4
Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by email (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Medshine:

[***]

with a copy to (which shall not be deemed notice):

[***]

If to Erasca:

[***]

with a copy to (which shall not be deemed notice):

[***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered on a Business Day; (b) on the fifth (5th) Business Day after dispatch if sent by internationally-recognized overnight courier; or (c) on the eighth (8th) Business Day following the date of mailing if sent by registered or certified mail.

11.5
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction. The application of the U.N. Convention on Contracts for the International Sale of Goods is excluded.

11.6
Entire Agreement; Amendments. The Agreement, together with the Exhibits attached hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including the licenses granted hereunder) are superseded by the terms of this Agreement. Neither Party is relying on any representation, promise, nor warranty not expressly set forth in this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.
11.7
Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Sections of this Agreement.
11.8
Performance by Affiliates. Erasca may use one or more of its Affiliates to exercise its rights and perform its obligations and duties hereunder, provided that Erasca shall remain liable hereunder for the prompt payment and performance of all its obligations hereunder.
11.9
Independent Contractors. It is expressly agreed that Medshine and Erasca shall be independent contractors and that the relationship between the Parties for all purposes, including Tax purposes, shall not constitute a partnership, joint venture or agency. Neither Medshine nor Erasca shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.
11.10
Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.
11.11
Cumulative Remedies. Except as otherwise set forth herein, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
11.12
Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.
11.13
Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.
11.14
English Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.
11.15
Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.
11.16
Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Schedules, or Exhibits shall be construed to refer to Sections, Schedules or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or section, or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”
11.17
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party shall be entitled to rely on the delivery of executed facsimile copies of counterpart execution pages of this Agreement and such facsimile copies shall be legally effective to create a valid and binding agreement among the Parties.

{Signature Page Follows}

In Witness Whereof, the Parties intending to be bound have caused this License Agreement to be executed by their duly authorized representatives as of the Effective Date.

Medshine Discovery Inc. Erasca, Inc.

By: ______________________ By: ______________________

Name: [***] Name: [***]

Title: [***] Title: [***]

Exhibit 1.14

[***]

Exhibit 1.43

[***]

Exhibit 1.81

[***]

Exhibit 3.3(a)

[***]

Exhibit 3.3(b)

[***]

Exhibit 5.1(a)

[***]

Exhibit 6.4(a)

[***]